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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 6, 1998 (except Note 14, as to which the date is July 8, 1998) in the Registration Statement (Form S-1) and related Prospectus of Terayon Communication Systems, Inc. for the registration of 3,450,000 shares of its common stock.

  Our audits also included the financial statement schedule of Terayon Communication Systems, Inc. for each of the three years in the period ended December 31, 1997 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Jose, California
December 22, 1998